Exhibit 10.1

EQUITABLE RESOURCES, INC.

EXECUTIVE SHORT-TERM INCENTIVE PLAN

Section 1.  Incentive Plan Purposes.  The main purposes of the Equitable Resources, Inc. (the “Company”) Executive Short-Term Incentive Plan (the “Plan”) are to maintain a competitive level of total cash compensation and to align the interests of the Company’s executive employees with those of the Company’s shareholders, customers and with the strategic objectives of the Company. By placing a portion of executive employee compensation at risk, the Company can reward performance based on the overall performance of the Company.

Section 2.  Effective Date.  The original effective date of this Plan is January 1, 2001. The Plan was amended and restated subject to shareholder approval on December 7, 2005. The Plan will remain in effect from year to year (each calendar year shall be referred to herein as a “Plan Year”) until formally amended or terminated in writing by the Company’s Board of Directors or the Compensation Committee of the Board of Directors (“Committee”) and as provided in Section 13 or the occurrence of a Change of Control as provided in Section 11.

Section 3.  Eligibility.

(a)     All executive officers of the Company shall be eligible to participate in the Plan; provided, however, that no employee who participates in the Company’s annual Short-Term Incentive Plan shall be eligible to participate in the Plan.

(b)     The Committee may designate any other employee for participation in the Plan in its complete and sole discretion. Eligible employees who are designated to participate in the Plan for any Plan Year will be notified in writing of their participation and given a Plan document for their reference.

Section 4.  Administration of the Plan.  The Plan shall be administered by the Committee, which shall be comprised solely of two or more outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder. On an annual basis, the Committee shall designate the participants and determine the Performance Goals, as defined in Section 5 of the Plan, and the Incentive Targets, as defined in Section 6 of the Plan. Prior to payment of any Incentive Awards, as defined in Section 6 of the Plan, the Committee shall certify in writing that the Performance Goals and other material terms were satisfied, which writing may include meeting minutes of the Committee. The Committee shall also review and approve any proposed amendments to the Plan throughout the Plan Year.

Section 5.  Performance Goals.

(a)     Each participant shall have specific performance goals (the “Performance Goals”) determined for his or her position for the subject Plan Year. These Performance Goals will support the approved business plan of the Company, affiliate or business unit, as applicable, and be based upon the specific performance measures established by the Committee for the Plan Year.

(b)     A copy of each participant’s Performance Goals shall be determined in writing, and kept on file by the Committee and with the appropriate business segment Human Resources Department, not later than 90 days after the commencement of the Plan Year to which they relate; provided that in no event will Performance Goals be established after 25 percent of the Plan Year has elapsed or when the outcome of such Performance Goals is no longer substantially uncertain.

(c)     The Performance Goals determined by the Committee will be based upon one or more of the following objective performance measures and expressed in either, or a combination of, absolute or relative values: earnings per share, earnings per share growth, net income, revenue growth, revenues, expenses, return on equity, return on total capital, return on assets, earnings (including EBITDA and EBIT), cash flow, share price, economic value added, gross margin, operating income, or total shareholder return. The Performance Goals may be based either on the performance of the Company, a subsidiary or subsidiaries, any branch, department, business unit, or other portion thereof under such measure for the Plan Year and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Company performance or other comparative measure selected by the Committee at the time of making an Incentive Award.

(d)     When the Performance Goals are determined by the Committee, the Committee shall specify the manner in which the Performance Goals shall be calculated and may also determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws, shall be excluded from the calculation of the Performance Goal.

Section 6.  Incentive Targets and Awards.

(a)     Incentive compensation targets (“Incentive Targets”) shall be determined by the Committee and expressed as a percentage of the participants’ base salary in effect at the time the Performance Goal is established. The Incentive Targets shall be based upon the level of achievement of the Performance Goals, and shall be determined in writing by the Committee at the commencement of each Plan Year.

(b)     Incentive awards (“Incentive Awards”) may be earned by participants during a Plan Year; provided, however, that payment of any Incentive Award under the Plan to a participant (i) shall be contingent upon the attainment of the Performance Goals established by the Committee for the Plan Year and (ii) may not exceed the participant’s Incentive Target established for the actual level of achievement attained.

(c)     The Committee shall have no discretion to increase any Incentive Target or Incentive Award payable that would otherwise be due upon attainment of the Performance Goals, but the Committee may in its discretion reduce or eliminate such Incentive Target or Incentive Award; provided, however, that the exercise of such negative discretion shall not be permitted to result in any increase in the amount of any Incentive Target or Incentive Award payable to any other participant.

(d)     The maximum Incentive Award payable to any participant for any Plan Year is $5,000,000.

(e)     Except as provided in Section 7 of the Plan, Incentive Awards shall be paid in cash within 2 1/2 months following the end of a Plan Year and after the Committee has determined and certified in writing the extent to which the Performance Goals have been attained and the Incentive Awards have been earned.

Section 7.  Form of Payment.  The Committee may, in its discretion, determine to satisfy, in whole or in part, an obligation for any Incentive Award by issuing, in substitution for a cash payment, shares of Company common stock having a value equal to the cash payment, under and pursuant to the terms of the Company’s 1999 Long-Term Incentive Plan, or any successor or substitute plan, in the case of a participant who at the time of payment has not met the stock ownership requirements set by the Committee.

Section 8.  Impact on Benefit Plans.  Payments under the Plan shall not be considered as earnings for purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans.

Section 9.  Tax Consequences.  It is intended that nothing in this Plan shall change the tax consequences of the Plan under Federal or State law and specifically shall not cause the participants in the Plan to be taxed currently under the Constructive Receipt or Economic Benefit Doctrines and as expressed in Sections 451 and 83 of the Code. The terms, requirements and limitations of this Plan shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

Section 10.  Change of Status.  In making decisions regarding employees’ participation in the Plan, the Committee may consider any factors that they may consider relevant. The following guidelines are provided as general information regarding employee status changes:

(a)     New Hire, Transfer, Promotion. A newly hired employee qualifying for participation will participate in the Plan Year following the year in which they are hired, unless otherwise specified in their employment offer. An employee who is promoted or transferred during the first 90 day period of the Plan Year to a position qualifying for participation may be recommended for a pro rata Incentive Award under the Plan based on the level of participation in his or her previous program and the percentage of the Plan Year the employee is in the participating position. This includes employees who leave positions that qualify for incentive payments in other Company business segments. These potential payments shall be considered when determining the employee’s Incentive Target and Incentive Award under this Plan.

(b)     Demotion. No Incentive Award shall be paid to an employee who has been demoted during the Plan Year because of performance. If the demotion is due to an organizational change, a pro rata Incentive Award may be made, provided the employee otherwise qualifies for payment of an Incentive Award.

(c)     Termination. No Incentive Award shall be paid to any employee whose services are terminated during the Plan Year for reasons of misconduct, failure to perform, or other cause. If the termination is due to reasons such as reorganization, and not due to the fault of the employee, the employee may be considered for a pro rata Incentive Award, provided the employee otherwise qualifies for payment of an Incentive Award.

(d)     Resignation. No Incentive Award shall be paid to an employee who resigns for any reason before Incentive Awards are paid; provided, however, if the employee has voluntarily terminated his or her employment with the Company’s consent a pro rata Incentive Award may be made, provided the employee otherwise qualifies for payment of an Incentive Award.

(e)     Death and Disability. An employee whose status as an active employee is changed during the Plan Year for any reason other than the reasons cited above, including termination for death or disability, may be considered for a pro rata Incentive Award, provided the employee otherwise qualifies for payment of an Incentive Award. In the event that an Incentive Award is paid on behalf of an employee who has terminated employment by reason of death, any such payments or other amounts due shall be paid to the employee’s estate.

Nothing in the Plan or in any Incentive Target or Incentive Award shall confer any right on any employee to continue in the employ of the Company, its affiliates or any business unit. In the event any payments are made under the guidelines provided in this Section 10, the timing of such payments shall be in accordance with the provisions of Section 6(e) except to the extent as may be necessary to delay payment to avoid the imposition of additional taxes and interest under Section 409A of the Code.

Section 11.  Change of Control.  In the event of a Change of Control of the Company, as then defined under the Company’s 1999 Long-Term Incentive Plan, or its successor, the Plan Year shall end on the date of the Change of Control, the Performance Goals shall be deemed to have been achieved for the pro-rata portion of the calendar year that elapsed through the date of the Change of Control, at target levels or, if, actual performance is greater, at actual levels, and Incentive Awards shall be paid to participants on such pro-rata basis in accordance with the provisions of Section 6(e), but subject to the Committee’s overall discretion as provided in Section 6(c).

Section 12.  Dispute Resolution.  The following is the exclusive procedure to be followed by all participants in resolving disputes arising from payments made under this Plan. All disputes relative to a given Plan Year must be presented to the Committee within thirty (30) days following the payment date of the Incentive Award for that Plan Year, or the participant’s right to dispute a payment will be irrevocably waived. The employee with the concern will be given an opportunity to present his or her issues to the Committee. A decision will be rendered by the Committee within ten (10) business days of the meeting. The Chairperson of the Committee will be responsible for preparing a written version of the decision. The decision by the Committee regarding the matter is final and binding on all Plan participants.

Section 13.  Amendment or Termination of this Plan.  The Company’s Board of Directors and the Committee shall each have the right to amend or terminate the Plan at any time; provided, however, that the material terms of the Performance Goals, including any amendments to the class of employees eligible to receive compensation pursuant to, or participate in, the Plan, the criteria upon which the Performance Goals are based or the maximum amount of compensation payable to any employee hereunder, may not be amended without shareholder approval. No employee or participant shall have any vested right to payment of any Incentive Award hereunder prior to its payment. The Company shall notify affected employees in writing of any amendment or Plan termination.